Press Release

FOR IMMEDIATE RELEASE

American Mold Guard Announces The Expansion of Its Board of Directors With The Appointment of Robert D. Simplot

SAN JUAN CAPISTRANO, Calif. September 26, 2006-- American Mold Guard, Inc. (NasdaqSC: AMGI, AMGIW, AMGIZ), an industry leader in the field of mold prevention services, today announced the appointment of Mr. Robert D. Simplot as a member of its Board of Directors. On September 22, 2006, the company's current directors increased the size of the Board of Directors from seven members to eight members and appointed Mr. Simplot to fill the resulting vacancy.

Since 1999, Mr. Simplot has been the President and Chief Executive Officer of RCG Information Technology, Inc., an information technology consulting firm based in Edison, New Jersey. In his capacity as President and Chief Executive Officer of RCG Information Technology, Inc., Mr. Simplot is fully responsible for a $150 million a year business that assists clients with software integration, implementation and IT strategy.

Prior to joining RCG Information Technology, Inc., Mr. Simplot was a Vice President and General Manager at Unisys Corporation. While at Unisys Corporation, Mr. Simplot managed approximately 3,000 individuals engaged in sales, marketing and solution delivery for Unisys Corporation's $900 million computing support services business in North America.

Mr. Simplot holds a BBA and MBA from the University of Iowa.

"We are pleased to have Mr. Simplot join our Board. We believe that Mr. Simplot's business and leadership experience will prove to be highly valuable to American Mold Guard" said Thomas Blakeley, CEO of American Mold Guard. "His presence on the Board of Directors will give us the benefit of his extensive experience in business and strategic planning as we continue to validate and develop the business of American Mold Guard."

About American Mold Guard

American Mold Guard, Inc., founded in 2002, is an industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Louisiana, Mississippi and Florida. Its customers include many of the largest national and regional home builders. Visit: www.americanmoldguard.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development, future broad market acceptance of mold prevention services, difficulties in raising additional capital in the future, difficulties and delays in establishing the "Mold Guard" brand, the impact of the absence of significant proprietary technology underlying our services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the company's raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the company's customers, changes in the anticipated size or trends of the markets in which the company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the company may compete. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise..

Contact:

RedChip

Investor Relations

Sanford Diday

(407) 644-4256, Ext. 115

sanford@aurc.com

Kitchen Public Relations

Anne Steinberg or Peter Moore

(212) 687-8999

anne@kitchenpr.com or pmoore@kitchenpr.com

American Mold Guard

Investor Relations

Paul Bowman, Chief Financial Officer

(949) 240-5144

pbowman@americanmoldguard.com